Exhibit 3.1

ARTICLES OF INCORPORATION
OF
CHINA INDUSTRIAL STEEL INC.

The undersigned, being a natural person and acting as incorporator, does hereby adopt the following Articles of Incorporation for the purpose of forming a business corporation in the state of Maryland, pursuant to the provisions of the Maryland General Corporation Law

ARTICLE I.
INCORPORATOR

(1)	The name of the incorporator is Kevin Wessell.

(2)	The said incorporator's address, including the street and number, if any, including the county or municipal are, and including the state or country, is 28015 Smyth Drive.

(3)	The said incorporator is at least eighteen years of age.

(4)	The said incorporator is forming the corporation named in these Articles of Incorporation under the general laws of the State of Maryland, to wit, the Maryland General Corporation Law.

ARTICLE II.
NAME

The name of the corporation (hereinafter called the "Corporation) is CHINA INDUSTRIAL STEEL INC.

ARTICLE III.
PURPOSE

The Corporation is formed to have all of the powers conferred upon corporations organized under the provision of the Maryland General Corporation Law.

ARTICLE IV.
PRINCIPAL OFFICE IN STATE

The name and address, including street and number, if any, and the county or municipal area. of the principal office of the Corporation within the State of Maryland, is 76 Cranbrook Road, Cockeysville, County of Baltimore, MD 21020.

ARTICLE V.
RESIDENT AGENT

The name and the address, including street and number, if any, and the country of municipal area of the resident agent of the Corporation within the State of Maryland is HIQ Maryland Corporation whose address is 715 St. Paul Street, Baltimore County of Baltimore City, MD 21201.

ARTICLE VI.
STOCK
(1) Authorized Shares of Capital Stock.

(a)
Authorized Shares. The total number of shares of stock of all classes which the Corporation has authority to issue is One Billion (1,000,000,000) shares of capital stock, of which (i) 980,000,000 shares shall be designated common stock, $.0001 par value per share, and of the aggregate par value of Ninety-Eight Thousand Dollars ($98,000) ("Common Stock"), (ii) 10,000,000 shares shall be designated Series A Convertible Preferred Stock,$.0001 par value and of the aggregate par value of One Thousand Dollars ($1000) (Series A Preferred”), and (iii) 10,000,000 shares shall be designated Blank Check Preferred Stock, $.0001 par value per share and of the aggregate par value of One Thousand Dollars ($1,000) (Blank Check Preferred Stock"), which Blank Check Preferred Stock may be issued in one or more classes or series as described in Section (3) hereof. The Common Stock, the Series A Preferred and each class or series of Blank check Preferred Stock. shall each constitute a separate class of stock of the Corporation.

The Board of Directors of the Corporation (the "Board of Directors") may classify and reclassify any unissued shares of Capital Stock (as defined below) in accordance with Section (4) hereof.

The Common Stock, the Series A Preferred and the Blank Check Preferred are collectively referred to herein as "Capital Stock". The aggregate par value of all the Corporation's authorized Capital Stock having par value is $100,000.

(2)  Common Stock.

(b)
Subject to the provisions of Sections (3) and (4) of this Article V, the Common Stock, shall have the following preferences, voting powers, restrictions, limitations as to dividend and such other rights as may be afforded by law.

(i) Voting Rights. Except as may otherwise be required by law and subject to any preferences of any class or series of Capital Stock hereinafter classified or reclassified, each holder of Common Stock shall have one vote in respect of each share of Common Stock on all actions to be taken by the stockholders of the Corporation, and, except as otherwise provided in respect of any class or series of Capital Stock, hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of shares of Common Stock.

(ii) Dividend Rights. Subject to the provisions of law and any preferences of any class or series of Capital Stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class or series of the Corporation's stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable and the holders of shares of Common Stock shall share ratably in any such dividends, in proportion to the number of shares of Common Stock held by the, respectively, on a share for share basis.

(iii) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class or series of Capital Stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

(3) Series A Preferred. The Series A Preferred shall have the following preferences, voting powers, restrictions, limitations as to dividends and such other rights as may be afforded by law.

(a) Rank. The Series A Preferred shall, with respect to rights on liquidation, rank (i) junior to, or on a parity with, as the case may be, any other series of Blank Check Preferred Stock established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such series shall rank senior to, or on parity with, as the case may be, the Series A Preferred with respect to dividend rights and rights on liquidation, and (ii) senior to any other equity securities of the Corporation, including all classes of the Corporation's Common Stock. (All of such equity securities of the Corporation, to which the Series A Preferred ranks prior, are at times collectively referred to herein as the "Junior Securities").

(b) No Dividend Rights. The Series A Preferred shall not be entitled to any dividends.

(c) Liquidation Preference.

(i)
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to ten dollars ($10.00) for each share outstanding (the "Liquidation Amount") before any payment shall be made or any assets distributed to the holders of any of the Junior Securities; provided, however, that the holders of outstanding shares of Series A Preferred shall not be entitled to receive such liquidation payment until the liquidation' payments on all outstanding shares of any other series of the Blank Check Preferred Stock having liquidation rights ranking prior to the shares of Series A Preferred shall have been paid in full. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series A Preferred and any outstanding shares of any other series of the Blank Check Preferred Stock having liquidation rights on parity with the shares of Series A Preferred, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred and the holders of outstanding shares of such other series of the Blank Check Preferred Stock are entitled were paid in full. The consolidation or merger of the Corporation with another entity shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and shall not give rise to any rights provided for in this Section 3 (c) (i).

(ii)
The liquidation payment with respect to each fractional share of Series A Preferred outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred.

(d) Conversion.

(i)
Each share of Series A Preferred Stock is convertible into shares of Common Stock at the Conversion Price (as such term hereinafter defined) for such share, determined as hereafter provided, immediately upon the valuation of the Common Stock by the Valuation Firm (as defined below) (the "Conversion Trigger Date"). Prior to the initial filing of a registration statement under the Securities Act of 1933, the Corporation shall obtain from a person, firm or entity engaged in the business of providing evaluations or appraisals of the value of securities of companies which is selected in good faith by the Board of Directors of the Corporation and is independent of the Corporation (the Valuation Firm") a valuation of the Common Stock on a par share basis (the "Valuation Price"). For purposes hereof, the term "Conversion Price" shall mean the price equal to the product obtained by multiplying (x) 113, times (y) 80% of the Valuation Price. The number of shares of Common Stock issuable upon conversion of one share of Series A Preferred shall be the quotient obtained by dividing (A) $10 by (B) the Conversion Price. The number of Shares of Common Stock which may be issued upon conversion of the Series A Preferred shall be no more than 2 million shares. No fractional shares of Common Stock may be issued upon the conversion of any share or shares of the Series A Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. The Conversion Price shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, or similar change in the Corporation's Common Stock. In the event that no registration statement is effective after the Conversion Trigger Date for the sale or resale of the Common Stock issuable upon conversion, the Corporation may deliver restricted Common Stock upon conversion. Except as set forth herein, neither the Corporation nor any holder of Series A Preferred shall have the right to convert, or require the conversion of, Series A Preferred into Common Stock or any other security or property of the Corporation or any other person.

(ii)
Mechanics of Conversion. Beginning on the Conversion Trigger Date, any holder of the Series A Preferred may deliver or cause to be delivered a notice to the Corporation (A) stating that such holder wishes to convert the Series A Preferred; (B) setting forth the number of full shares of Common Stock to be issued due to such conversion as determined in accordance with this Section (3)(d); (C) surrendering the Series A Preferred certificate in exchange for a Common Stock certificate representing the number of shares into which such holder's Series A Preferred will be converted. The person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at and after such time.

(e) Registration Rights.

(i)
Piggyback Rights. The Corporation, for a period of two years after the Automatic Conversion Date, will give written notice to each holder of Common Stock issued upon conversion of Series A Preferred not less than 20 days in advance of the initial filing of any registration statement under the Securities Act of 1933, as amended (other than a registration statement pertaining to securities issuable pursuant to employee stock option, stock purchase, or similar plans or a registration statement pertaining to securities issuable in connection with the acquisition of a business, whether through a merger, consolidation, acquisition or assets, or exchange of securities), covering any Common Stock or other securities of the Corporation and will afford the holder the opportunity to have included in such registration statement all or such part of the shares of Common Stock acquired upon conversion of the Series A Preferred, as may be designated by written notice to the Corporation not later than ten days following receipt of such notice from the Corporation. The Corporation shall be entitled to exclude the shares of Common Stock held by the holder from anyone, but not more than one, such registration if either the Corporation or the underwriter in connection with offering to be made pursuant to such registration statement in its sole discretion decides that the inclusion of such shares will materially interfere with the orderly sale and distribution of the securities being offered under such registration statement by the Corporation. Notwithstanding the foregoing, the Corporation shall not be entitled to exclude the shares of Common Stock held by an holder if shares of other shareholders are being included in any such registration statement and, in such circumstances, the holder shall be entitled to include the shares of Common Stock held by the holder on a prorate basis in the proportion that the number of shares of Common Stock held by the holder bears to the shares of Common Stock held by all other shareholders including shares in such registration statement. The holder shall not be entitled to include shares in more than two registration statements pursuant to the provisions of this Section (3)(e), and all rights of any holder under this Section (3)(e) shall terminate after the holder has included shares of Common Stock in two registration statements pursuant to this Section (3)(e).

(ii)
Expenses. The Corporation will pay all out-of-pocket costs and expenses of any registration effected pursuant to the provisions of Section (3)(e)(i), including registration fees, legal fees, accounting fees, printing expenses (including such number of any preliminary and the final prospectus as may be reasonably requested), blue sky qualification fees and expenses, and all other expenses, except for underwriting commissions or discounts applicable to the shares of Common Stock being sold by the holder and the fees of counsel for the holder, all of which shall be paid by the holder.

(f) Lockup. Upon the conversion of the shares of Series A Preferred into shares of Common Stock ("Conversion Shares"), as provided herein (the "Conversion"), the holders of such Conversion Shares may not, without obtaining the prior written consent of the Corporation, directly or indirectly sell, offer to sell, grant an option for sale of, transfer, assign, hypothecate, pledge, distribute or otherwise dispose of or encumber any Conversion Shares or any beneficial interest therein for a period of 150 days following the Conversion; provided, however, after the expiration of90 days after the Conversion a holder may sell up to 1/3 of the Conversion Shares issued to such holder, and after the expiration of 120 days following the Conversion a holder may sell up to an additional 1/3 of the Conversion Shares issued to such holder.

(g) Voting Rights. Except as provided in this Section (3)(g), or as otherwise from time to time required by law, the Series A Preferred shall have no voting rights. So long as any shares of Series A Preferred remain outstanding, the consent of the holder of a least 51% of the shares of Series A Preferred outstanding at the time voting separately as a class, given in person or by proxy, either in writing at any special or annual meeting called for the purpose, shall be necessary to permit, effect, or validate anyone or more of the following:

(i)	The authorization, creation, or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking equal or prior to the Series A Preferred; or

(ii)
The amendment, alteration, or repeal, whether by merger, consolidation, or otherwise, of any of the provisions of the Articles of Incorporation of the Corporation which would alter or change the powers, preferences, or special rights of the shares of the Series A Preferred so as to affect them adversely provide however, that any increase in the amount of authorized Series A Preffered or the creation and issuance of series of Blank Check Preferred Stock with dividend rights or ranking junior to the Series A Preferred with respect to the distribution of assets upon liquidation, dissolution, or winding up, shall not be deemed to adversely affect such powers, preferences, or special rights.

(4)  Blank Check Preferred Stock.

(a) The Blank Check Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors is expressly authorized in the resolution or resolutions providing for the issuance of any wholly unissued class or series of Blank Check Preferred Stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including, without limitation: the rate of dividends upon which and the time at which dividends on shares of such class shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes of stock of the Corporation; whether such dividends shall be cumulative or non-cumulative, and if cumulative, the date or dates from which dividends on shares of such class shall be cumulative; the voting rights, if any, to be provided for shares of such class; the rights, if any, which the holders of shares of such class shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such class shall have to convert such shares into or exchange such shares for shares of stock of the Corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange; and the redemption rights (including sinking fund provisions), if any, for shares of such class or series; and such other powers, rights, designations, preferences, qualifications. limitations and restrictions as the Board of Directors may desire to so fix. The Board of Directors is also expressly authorized to fix the number of shares constituting such class or series and to increase or decrease the number of shares of any class or series prior to the issuance of shares of that class and to increase or decrease the number of shares of any class or series subsequent to the issuance of shares of that class or series, but not to decrease such number below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

(5) Classification and Reclassification of Capital Stock.

(a) Subject to the provisions of these Articles of Incorporation, the power of the Board of Directors to classify and reclassify any of the unissued shares of Capital Stock shall include, without limitation, authority to classify or reclassify any unissued shares of such Capital Stock into shares of Common Stock, shares of Series A Preferred or shares of a class or classes or series of Blank Check Preferred Stock, preference stock, special stock or other stock, by determining, fixing, or altering one or more of the following:

(i)
The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this Section.

(ii)
Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank. senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or no-participating.

(iii)	Whether or not shares of such class or series shall have voting rights and, if so, the terms of such voting rights.

(iv)
Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

(v)
Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(vi)
The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(vii)
Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of monies for purchase or redemption of, any Capital Stock of the Corporation, or upon any other action of the Corporation, including action under Section (1) and Section (5), and, if so, the terms and conditions thereof.

(viii)
Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and these Articles of Incorporation of the Corporation.

(b) For the purposes hereof and of any articles supplementary to these Articles of Incorporation providing for the classification or reclassification of any shares of Capital Stock or of My other charter document of the Corporation (unless otherwise provided in any such article or document), any class or series of Capital Stock of the Corporation shall be deemed to rank:

(i)
prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

(ii)
on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series;

(iii)	and

(iv)
junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

(6) No Preemptive Rights.

No holder of any shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares. bonds, securities or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase or otherwise acquire shares of any class of the Corporation.

(7) Authority of Board of Directors to Issue Authorized Stock or Convertible Securities without Stockholder Approval.

The Board of Directors of the Corporation is authorized, from time to time to issue any additional stock or convertible securities of the Corporation which the Corporation has authority to issue without the approval of the stockholders of the Corporation.

(8) Provisions.

Provision, if any, governing the restriction on the transferability of any of the shares of stock of the Corporation may be set forth in the Bylaws of the Corporation or in any agreement or agreements duly entered into.

To the extent permitted by Section 2-104(b)(5) of the Maryland General Corporation Law, notwithstanding any provision of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of at least a majority of the aggregate number of votes entitled to be cast thereon.

ARTICLE VII
DIRECTORS

(1) The number of directors of the Corporation, until such number shall be changed by the Bylaws of the Corporation, is one (1).

(2) The names of the individuals who will serve as directors of the Corporation until their successors are elected and qualify are as follows:

Frank Joseph Pena
1590 Horseshoe Drive
Manasquan, NJ 08736

(3) The initial Bylaws of the Corporation shall be adopted by the initial directors. Thereafter, the power to adopt, alter, and repeal the Bylaws of the Corporation shall be vested in the Board of Directors of the Corporation.

(4) The liability of the Directors if the Corporation is limited to the fullest extent permitted by the provisions of Section 2-405.2 of the Maryland General Corporation Law, as the same may be amended and supplemented.

(5) The Corporation shall, to the fullest extent permitted by the Maryland General Corporation Law, as the same may be amended and supplemented, and, without limiting the generality of the foregoing, in accordance with Section 2-418 of said Maryland General Corporation Law, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Maryland General Corporation Law.

ARTICLE VIII.
AMENDMENTS

From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the Maryland General Corporation Law at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and any contract rights at any time conferred upon the stockholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article.

IN WITNESS WHEREOF, I have adopted and signed these Articles of Incorporation and do hereby acknowledge that the adoption and signing are my act.

Dated: January 25, 2010
______________________
Kevin Wessell, Incorporator